Exhibit 2

British American Tobacco p.l.c. (the “Company”)

Notification and public disclosure of transactions by persons discharging managerial responsibilities and persons closely associated with them

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	Jeremy Fowden
2	Reason for the notification
a)	Position/status	Non-Executive Director
b)	Initial notification/Amendment	Initial notification
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	British American Tobacco p.l.c.
b)	LEI	213800FKA5MF17RJKT63
4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	British American Tobacco p.l.c. American Depositary Shares (“ADSs”) US1104481072
b)	Nature of the transaction	Purchase of shares
c)	Price(s) and volume(s)
		Price(s)	Volume(s)
		$39.013	6,000

d)	Aggregated information - Aggregated volume - Price	6,000 $39.013
e)	Date of the transaction	2020-12-10
f)	Place of the transaction	NYSE (XNYS)

Name of officer of issuer responsible for making notification: Oliver Martin Date of notification: 11 December 2020